Exhibit (a)(27)

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE CNX GAS CORPORATION	)	CONSOLIDATED
SHAREHOLDERS LITIGATION	)	C.A. No. 5377-VCL

[PROPOSED] ORDER

REGARDING EXPEDITED PROCEEDINGS

WHEREAS, on April 28, 2010, plaintiffs moved for the entry of an order expediting certain proceedings in the above-captioned action (the “Expedited Discovery Motion”) related to their Motion for Preliminary Injunction (the “Preliminary Injunction Motion”); and

WHEREAS, the parties have discussed and come to an agreement regarding the schedule for expedited proceedings and the presentation of plaintiffs’ Preliminary Injunction Motion on the terms set forth herein;

NOW, THEREFORE, it hereby is ORDERED as follows:

1.         Plaintiffs’ Expedited Discovery Motion is GRANTED.

2.         Plaintiffs shall not seek discovery of defendant John R. Pipski (the “Special Committee”) until after a recommendation statement on Schedule 14D-9 is filed; provided, however, that the Special Committee shall produce the engagement letter of its financial advisor, Lazard, promptly after entry of this Order. The Special Committee shall produce the bulk of responsive, agreed to documents on May 12, 2010, and shall complete such production by May 13, 2010. Plaintiffs will depose Mr. Pipski, on behalf of the Special Committee, on May 14, 2010, commencing at 10:00 a.m. in Pittsburgh, Pennsylvania, with plaintiffs reserving their rights to commence the deposition at a later time on May 14, 2010 in the event the Special Committee does not substantially complete its production by 12:00 p.m. on May 13.

3.         The production of documents by all defendants other than the Special Committee shall commence no later than May 5, 2010, and be conducted on a rolling basis. Defendants other than the Special Committee will make a good faith effort to produce documents reasonably in advance of the depositions. In the event that plaintiffs believe that they have been prejudiced by the timing of defendants’ document production, nothing herein shall prevent plaintiffs from seeking additional deposition time or other appropriate relief from the Court.

4.         Depositions, other than as set forth herein with respect to the Special Committee, shall commence on or after May 10, 2010, and shall be completed on or before May 14, 2010, provided however, that no deposition shall commence sooner than two (2) business days following the completion of document production by all defendants other than the Special Committee. Notwithstanding any other provision of this Order, any party may depose any person whose affidavit is to be offered at the Preliminary Injunction hearing at any time (including after any otherwise applicable close of discovery) on short notice and in a manner designed to make the deponent’s testimony available for use at the Preliminary Injunction hearing (including through the use of draft or “rush” deposition transcripts).

5.         The briefing schedule with respect to the Preliminary Injunction Motion is as follows:

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    (a)         Plaintiffs’ Opening Brief and supporting papers: May 18, 2010 by 11:59 p.m.;

    (b)         Defendants’ Opposition Briefs and supporting papers: May 21, 2010 by 5:00 p.m.; and

    (c)         Plaintiffs’ Reply Brief and supporting papers: May 22, 2010 by 5:00 p.m.

6.         A hearing on the Preliminary Injunction Motion shall commence on May 24, 2010 at 10:00 a.m., in Wilmington, Delaware.

7.         With the exception of the deadlines set forth in paragraphs 5(c) and 6 herein, the parties may modify the schedule as set forth herein by agreement, provided however, that they must promptly notify the Court of any such changes.

SO ORDERED, this              day of                             , 2010

VICE CHANCELLOR

This document constitutes a ruling of the court and should be treated as such.
Court:	DE Court of Chancery Civil Action
Judge:	J Travis Laster
File & Serve
Transaction ID:	30953995
Current Date:	May 07, 2010
Case Number:	5377-VCL
Case Name:	CONF ORDER CONS W 5378, 5405-VCL In Re C N X Gas Corp Shareholders Litigation
/s/ Judge J Travis Laster